Exhibit 1.2

SECOND AMENDMENT TO CONVERTIBLE UNSECURED PROMISSORY NOTE

This Second Amendment to Convertible Unsecured Promissory Note (this “Second Amendment”) is entered into as of May 26, 2022 (“Effective Date”) by and between SemiLEDs Corporation (“Borrower”) and Trung Tri Doan (“Lender”) (Borrower and Lender are hereinafter collectively referred to as “Parties”, and individually a “Party”)

WHEREAS, the Parties have entered into that certain Convertible Unsecured Promissory Note as of December 10, 2019 (the “Original Note”), and amended on May 26, 2021 to (i) document the change of the amount of the Original Note and (ii) extend the Maturity Date of the Original Note; the Maturity Date thereunder being May 30, 2022 (the “Amendment”, and together with the Original Note, the “Note”).

NOW, THEREFORE, the Parties desire to extend the Maturity Date of the Note.

1.	In addition to the terms defined elsewhere in this Second Amendment, capitalized terms used in this Second Amendment shall have the same meanings ascribed to them in the Note.
2.	The Parties agree that the total principal amount outstanding under the Note is $200,000.
3.	The Parties agree that the Maturity Date of the Note is extended to May 30, 2023.
4.	Unless otherwise expressly provided herein, all other terms and conditions in the Note shall remain in full force and effect.
5.	This Second Amendment shall be deemed as an integral part of the Note but shall take precedence if there is any discrepancy between this Second Amendment and the Note.
6.

This Second Amendment may be executed, including execution by email, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

The Parties hereto have caused this Second Amendment to be executed and delivered as of the Effective Date.

SemiLEDs Corporation

By:/s/ Christopher Lee

Name: Christopher Lee

Title:Chief Financial Officer

Trung Tri Doan

By:/s/ Trung Tri Doan

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